Exhibit 7.13

February 23, 2007

Fertitta Colony Partners LLC
2960 West Sahara Avenue
Las Vegas NV 89102

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement”) dated as of February 23, 2007 by and among Station Casinos, Inc. (the “Company”), a Nevada corporation, Fertitta Colony Partners LLC, a Nevada limited liability company (“FCP”), and a wholly-owned subsidiary of FCP.

This letter agreement supersedes in its entirety that certain letter agreement delivered to FCP by the undersigned on December 2, 2006 (the “Original Letter”).  Upon execution and delivery of this letter agreement to FCP, the Original Letter shall be of no force or effect.

In the event of the satisfaction or waiver of the conditions precedent to FCP’s obligation to consummate the Merger set forth in Article VIII of the Agreement (it being agreed for purposes of this letter agreement that any condition precedent the satisfaction of which is dependent upon the contribution contemplated by this paragraph and which shall become satisfied upon the making of such contribution shall be deemed to have been satisfied), the undersigned agree immediately prior to the Closing to transfer, contribute and deliver to FCP 1,653,984 shares of Company Common Stock (the “Committed Shares”), which shares will be cancelled and retired in the Merger and will not be entitled to receive the Merger Consideration.  The undersigned will not be under any obligation pursuant to the preceding sentence unless and until the conditions precedent to FCP’s obligation to consummate the Merger set forth in Article VIII of the Agreement are satisfied or waived.  The undersigned will not be under any obligation under any circumstances to contribute or cause to be contributed to FCP a number of shares in excess of the Committed Shares.

Notwithstanding anything that may be expressed or implied in this letter agreement, FCP, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than the undersigned shall have any obligation hereunder.

The undersigned hereby jointly represent and warrant as follows:

(a) This letter agreement has been duly and validly executed and is a valid and binding obligation of the undersigned enforceable against the undersigned in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

(b) Other than filing by the undersigned of any reports with the SEC required by

Section 13(d) or 16(a) of the Exchange Act, none of the execution and delivery of this letter agreement by the undersigned, the consummation by the undersigned of the transactions contemplated hereby or compliance by the undersigned with any of the provisions hereof (i) requires any consent or other permit of, or filing with or notification to, any Governmental Entity or any other Person by the undersigned, (ii) violates any applicable Law or court or governmental order to which the undersigned or the Committed Shares is subject, or (iii) constitutes a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the undersigned.

(c) The undersigned, or an affiliate controlled by the undersigned, are, and as of the Closing Date will be, the beneficial owners of the Committed Shares and will, as of the Closing Date, own such shares free and clear of any Lien or encumbrance (other than those arising under this letter agreement) and has full and unrestricted power to dispose of all such Committed Shares as contemplated by this letter agreement without the consent or approval of, or any other action on the part of, any other Person.

In the event that the Agreement is terminated pursuant to Article IX of the Agreement, this letter agreement shall automatically terminate and be of no further force or effect without further action by the parties hereto on the date that is ten (10) Business Days subsequent to the termination of the Agreement if no claim for performance or monetary damages has been made hereunder prior to the tenth (10th) Business Day subsequent to the termination of the Agreement.  If such a claim has been made prior to the date that is ten (10) Business Days subsequent to the termination of the Agreement, this letter agreement shall terminate upon final resolution of such claim.  In addition, this letter agreement shall automatically terminate and be of no further force or effect if the Agreement has not been executed by the date on which the operating agreement of FCP terminates.

Notwithstanding any other term or condition of this letter agreement, liability under this letter agreement shall be limited to a willful and material breach of this letter agreement and under no circumstances shall the maximum liability for any reason, including the willful and material breach by the undersigned of any of the commitments set forth herein exceed $14,885,856 (which liability may be satisfied, at the option of the undersigned, in cash or by delivery of Committed Shares valued at the closing price of such shares on the day prior to such delivery), nor shall the undersigned be liable for any special, indirect, or consequential damages.

If the express third party beneficiary hereof determines to enforce the terms of this letter agreement as a result of a willful and material breach of this letter agreement, such third party beneficiary must do so on a pro rata basis against any other party to Equity Financing Commitments and Equity Rollover Commitments that have willfully and materially breached their obligations thereunder.

Upon the execution and delivery of the Agreement by each party thereto, the undersigned acknowledge that the Company will be relying on this letter agreement and will be an express third party beneficiary hereof and will be entitled to enforce obligations of the undersigned hereunder directly against the undersigned to the full extent thereof.  This letter agreement is not intended to, and does not and will not, confer upon any Person, other than FCP and, if applicable, the Company, any rights or remedies hereunder or in connection herewith.

This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by the each of the undersigned and FCP; provided that any termination, amendment, waiver or modification that would reasonably be expected to be adverse to the Company in any material respect (after taking into account any other amendments, waivers or modifications proposed to be made to the other Financing Commitments) shall require the consent of the Company.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.  In addition, each party hereto (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Nevada solely for the purposes of any suit, action or other proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the state and federal courts of the United States of America located in the State of Nevada are an inconvenient forum for any action, suit or proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (iv) agrees that it will not bring any action relating to this letter agreement in any court other than the state and federal courts of the United States of America located in the State of Nevada and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Agreement (with the address of the undersigned being the address set forth in the first page of this letter agreement).

EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Very truly yours,

BLS Family Investments, LLC, a Nevada limited liability company

By:	/s/ Blake L. Sartini
Blake L. Sartini, Manager

By:	_/s/ Delise F. Sartini
Delise F. Sartini, Manager

The Blake L. Sartini and Delise F. Sartini Family Trust

By:	/s/ Blake L. Sartini
Blake L. Sartini, Trustee

By:	/s/ Delise F. Sartini
Delise F. Sartini, Trustee

AGREEMENT AND ACCEPTANCE ON FOLLOWING PAGE

Agreed and Accepted, this 23 day of February, 2007

FERTITTA COLONY PARTNERS LLC

By:	/s/ Frank J. Fertitta, III
Frank J. Fertitta, III Authorized Member